UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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VIVUS, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 25, 2013, VIVUS, Inc., or the Company or VIVUS, issued a press release responding to First Manhattan Co.’s letter to VIVUS’s stockholders on June 24, 2013 and urging VIVUS’s stockholders to vote for the Company’s director nominees at the Company’s 2013 Annual Meeting of Stockholders.  A copy of the press release is attached as Exhibit 1.

Important Additional Information

On June 3, 2013, VIVUS filed a definitive proxy statement and GOLD proxy card with the Securities and Exchange Commission, or the SEC, in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read VIVUS’s 2013 proxy statement because it contains important information.  Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or VIVUS’s website at www.vivus.com.

Exhibit 1

VIVUS, Inc.	Investor Relations:	Proxy Solicitor:
Timothy E. Morris	The Trout Group	Morrow & Co., LLC
Chief Financial Officer	Brian Korb	Joseph J. Mills
morris@vivus.com	bkorb@troutgroup.com	jmills@morrowco.com
	646-378-2923	203-658-9423

VIVUS COMMENTS ON SAM COLIN’S QUESTIONABLE CLAIMS

Urges Stockholders Not To Be Misled By Sam Colin and His Hedge Fund, First Manhattan Co.

Believes FMC’s Recent Letter to VIVUS Stockholders Contains Several
Highly Questionable Claims

Protect the Value of Your Investment in VIVUS — Vote the GOLD Proxy Card Today

MOUNTAIN VIEW, Calif., June 25, 2013 – VIVUS, Inc. (NASDAQ:VVUS) (the “Company”), a pharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity and sexual health, today announced that it believes First Manhattan Co.’s (“FMC”) recent letter to stockholders contains several highly questionable claims and would like to set the record straight.

FMC’s Incorrect Claim: Short sellers in VIVUS are “…betting against the sitting board and a management team …” and would “…promptly buy back most of the 30 million shares currently being shorted…” if the VIVUS Board is replaced.

The truth is: This outlandish claim would require the ability to read the minds of the traders who have sold VIVUS short. If Sam Colin can in fact read the minds of the short sellers, he should disclose it to VIVUS’s stockholders. The truth is that VIVUS’s main peer in the weight loss space, Arena Pharmaceuticals, has a comparable short interest of 26% relative to its shares outstanding(1).

FMC’s Incorrect Claim: Leland Wilson, VIVUS’s CEO, “…has zero experience in launching blockbuster drugs into the US market…”

The truth is: Leland Wilson has extensive experience in new drug commercialization, including:

•                  Top ranked Sales Director in the U.S. for Naprosyn® (Syntex Laboratories, Inc.), which was one of the largest selling drugs in the U.S. at the time;

•                  Director of Marketing at Lifescan® when OneTouch® became one of the largest selling blood glucose monitors in the U.S.; and

•                  CEO of VIVUS during the launch of MUSE® in 1997, which was then considered to be one of the most successful drug launches in the U.S, achieving $130M in first year sales.

(1)  As of May 31, 2013, as reported by NASDAQ.

FMC’s Incorrect Claim: The VIVUS Board has “destroyed” stockholder value.

The truth is: Sam Colin’s chart showing the price per share of VIVUS stock from FDA approval of Qsymia to the present is misleading because it fails to show that the stock price saw a three-fold increase in the six months prior to FDA approval. His use of the expense chart demonstrates his lack of understanding that investment is needed for the commercial launch of Qsymia and the work necessary to build the market during the time when the restricted mail-order only REMS distribution was in place.

Sam Colin’s various misleading claims ultimately demonstrate a fundamental lack of understanding of the financial, commercial, regulatory and political challenges to launching a drug in multiple jurisdictions in a therapeutic category that did not previously exist. Sam Colin’s ignorance would not otherwise be troubling to us if his rhetoric were not, in our view, damaging to the Qsymia brand. Moreover, Sam Colin’s trivialization of VIVUS’s work to achieve FDA approval for the Qsymia REMS modification may have already harmed stockholder value. While Sam Colin criticizes Qsymia’s commercial launch and VIVUS’s EU strategy, he has offered NO suggestion. Sam Colin has NO plan. The Board and management team call on Sam Colin to refrain from continuing to make false and misleading claims in his “win at all costs” attempt to prevail in a proxy fight that we believe he is waging for personal reasons.

And finally, the truth is: In Sam Colin’s latest letter, he makes multiple references to Warren Buffett. Warren Buffett is one of the country’s most well regarded and legendary investors. Sam Colin is certainly NO Warren Buffett.

The VIVUS Board of Directors unanimously recommends that stockholders vote “FOR” all of the Company’s experienced and highly qualified directors — Leland F. Wilson; Peter Y. Tam; Mark B. Logan; J. Martin Carroll; Charles J. Casamento; Ernest Mario, Ph.D.; Jorge Plutzky, M.D.; Linda M. Dairiki Shortliffe, M.D.; and Robert N. Wilson – on the GOLD proxy card. Stockholders are encouraged to vote today by Internet, by telephone or by signing, dating and returning the GOLD proxy card.

VOTE FOR THE VIVUS DIRECTOR NOMINEES ON THE GOLD PROXY CARD TODAY

VIVUS stockholders are reminded that their vote is extremely important, no matter how many or how few shares they own. Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in VIVUS by voting the GOLD proxy card. Please do not return or otherwise vote any white proxy card sent to you by FMC.

If stockholders have any questions or would like assistance

in voting the GOLD proxy card, please contact:

Call Toll Free: (800) 607-0088

Call Collect: (203) 658-9400

E-mail: vivusinfo@morrowco.com

Deutsche Bank Securities Inc. is serving as financial advisor, Hogan Lovells US LLP is serving as legal advisor, and Morrow & Co., LLC is serving as proxy solicitor to the Company.

About Qsymia

Qsymia® (phentermine and topiramate extended-release) capsules CIV is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About Avanafil

STENDRA™ (avanafil) is approved by the FDA for the treatment of erectile dysfunction in the U.S. VIVUS, through collaboration arrangements with third parties, intends to market and sell STENDRA in the U.S. and, if approved, under the trade name SPEDRA™ in the EU and other territories outside the U.S. Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian and Pacific Rim countries.

VIVUS is currently in discussions with potential partners to commercialize STENDRA in the United States and other territories throughout the world.

Currently, it is recommended that STENDRA should be taken approximately 30 minutes before sexual activity. STENDRA should not be taken more than once per day.  For more information about STENDRA, please visit www.Stendra.com.

Important Safety Information

STENDRA™ (avanafil) is indicated for the treatment of erectile dysfunction.

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets. The recommended starting dose is 100 mg.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2012, as amended by the Form 10-K/A filed on April 30, 2013 and by the Form 10-K/A filed on June 12, 2013, and periodic reports filed with the Securities and Exchange Commission (“SEC”).

Important Additional Information

On June 3, 2013, VIVUS filed a definitive proxy statement and GOLD proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read VIVUS’s 2013 proxy statement because it contains important information. Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or VIVUS’s website at www.vivus.com.